Exhibit (d)(3)

AMENDMENT TO
INVESTMENT ADVISORY CONTRACT
Between
AMERICAN GAS INDEX FUND, INC.
And
FBR FUND ADVISERS, INC.

Effective April 30, 2002, the following amendment is hereby made to the Investment Advisory Contract dated April 1, 2001 by and between the American Gas Index Fund, Inc. (the "Fund") and Money Management Advisers, Inc., as assigned to FBR Fund Advisers, Inc. on November 1, 2001 ("Agreement").

The name of the Fund shall be changed to FBR American Gas Index Fund, Inc.

FBR American Gas Index Fund, Inc.	FBR Fund Advisers, Inc.

/s/ Winsor H. Aylesworth	/s/ David H. Ellison
Winsor H. Aylesworth	David H. Ellison
Vice President	President

Date: 5/2/02